Exhibit 99

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 2100

Salt Lake City, Utah, U.S.A., 84111-1033

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY RECEIVES

LAS CRUCES PROJECT MINING CONCESSION

SALT LAKE CITY, UTAH, August 8, 2003 — MK Gold Company [OTCBB:MKAU] (“Company”) today announced that the Ministry of Employment and Development of the government of Andalucia, Spain, has awarded the Company’s wholly owned subsidiary, Cobre Las Cruces, S.A. (“CLC”) a mining concession approving development of the Las Cruces copper project in the Iberian Pyrite Belt, 20 miles northwest of Seville.

The mining concession is the key government permit that gives CLC legal title to and the right to mine the Las Cruces deposit, subject to several government requirements. These requirements include posting an environmental restoration bond and a contingency bond; increasing the share capital of CLC to 30% of the total investment in the project in accordance with a condition of the Regional Incentive Subsidy granted to CLC in March 2003; contracting for civil liability insurance coverage; presenting to the Ministry a geotechnical monitoring plan to ensure the stability of the open pit slopes; engaging an independent environmental control agency; and complying with the terms of the favorable Declaration of Environmental Impact which was issued to CLC by the Ministry of Environment of the Andalucia government in May 2002.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. Currently, the Company’s primary focus is the development of the Las Cruces copper mining project, in Spain. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 2100, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

Cautionary Statement for Forward Looking Information

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. The Company’s forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to develop the project, potential delays in development, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.